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                                                                    Exhibit 99.2


AMKOR TECHNOLOGY                                                    NEWS RELEASE


Contact: Jeffrey Luth
         VP Investor Relations
         Amkor Technology, Inc.
         ext. 5613

          AMKOR TECHNOLOGY COMPLETES ACQUISITION OF K4 PACKAGING PLANT
             AMKOR NOW OWNS PREMIER SEMICONDUCTOR PACKAGING COMPLEX

West Chester, PA - May 17, 1999 - Amkor Technology, Inc. (Nasdaq:AMKR) said today that it has completed the acquisition of the K4 semiconductor packaging plant from Anam Semiconductor, Inc. for approximately $582 million, including the assumption of $7 million in employee benefit liabilities. The transaction was funded with the proceeds of Amkor's recently completed offering of $625 million in long term debt.

With more than 1,000,000 square feet of total facility space, and nearly 800,000 square feet of manufacturing / administrative space, K4 is one of the world's largest semiconductor packaging plants. Located on a 100-acre site in Kwangju, South Korea, K4 has the infrastructure already in place to accommodate an additional 1.6 million square feet of manufacturing space when fully expanded.

"Amkor's ownership of this world class facility has important strategic benefits," said Amkor's President, John Boruch. "Often referred to as a city-in-a-city, K4 is a state-of-the-art, fully expandable complex that assembles some of the most technologically advanced semiconductor devices in the world, including many of our advanced leadframe and laminate package products. According to industry analysts, the market for laminate package products is projected to experience significant growth over the next several years due to the ongoing miniaturization of semiconductor design and increasing integration of functions within a package. We expect Amkor to be a significant participant in that market growth as it develops," added Mr. Boruch

"K4's existing physical plant, together with its fully-expandable configuration, provides Amkor with the capability to accommodate the rapidly growing needs of the marketplace for advanced semiconductor packaging products," continued Mr. Boruch. "We are delighted to welcome the more than 1700 highly trained employees of K4 into the Amkor family."


                                     -more-

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"With the acquisition of K4, Amkor now owns and operates four packaging and test factories, including three in the Philippines," noted Mr. Boruch. "While we will continue to subcontract a sizable portion of our packaging and test business under a long-term supply agreement with Anam Semiconductor, the acquisition of K4 puts more of our revenue within our wholly owned factories. As production volume at K4 continues to ramp, we expect to increase our manufacturing margins, since the gross margin on K4-derived revenue will no longer be subject to the contractual limitations of the supply agreement."

"While we are incurring considerable interest expense with this acquisition, K4 is expected to be a substantial contributor to Amkor's EBITDA during 1999," continued Mr. Boruch.

Amkor's Executive Vice President, Michael D. O'Brien, will have overall responsibility for Amkor Technology Korea. Dan Sparks joins Amkor Technology Korea as Director of Finance. Mr. Sparks will be based in Kwangju and will be responsible for managing the development of financial accounting and reporting systems at K4.

The K4 facility opened in 1996 and commenced volume production in 1997. K4 has been building manufacturing volume throughout 1997 and 1998, during which time several of the world's leading semiconductor companies have qualified K4 for package production. Amkor expects to accelerate the ramp up of production at K4 during the next 12 to 24 months to meet projected market requirements.

Amkor Technology, Inc. is the world's largest provider of contract semiconductor packaging and test services. The company offers a complete set of semiconductor services including deep submicron wafer fabrication, wafer probe testing, IC packaging assembly and design, final testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http://www.amkor.com. Amkor is traded on the Nasdaq Stock Market under the symbol AMKR.

The statements in this news release may contain forward-looking statements - such as (1) the belief that the market for laminate products is expected to experience significant growth over the next several years; (2) the expectation that Amkor will be a significant participant in the market growth for laminate products; (3) the expectation that Amkor will increase manufacturing margins at K4; (4) the expectation that K4 will be a significant contributor to Amkor's EBITDA during 1999; and (5) we will accelerate the ramp up of production at K4 during the next 12 to 24 months - that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the company's results is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 1998.

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